Exhibit 10.18

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

ANTIBODY DISCOVERY AND OPTION AGREEMENT

by and between

KHANDA THERAPEUTICS LP

and

TALAWAR TX INC.

Dated as of June 1, 2026

CONFIDENTIAL

ANTIBODY DISCOVERY AND OPTION AGREEMENT

THIS ANTIBODY DISCOVERY AND OPTION AGREEMENT (“Agreement”) is entered into and effective as of June 1, 2026 (the “Effective Date”), by and between:

Khanda Therapeutics, L.P., a Delaware limited partnership with its registered office at [*] (“Khanda”), and

Talawar Tx Inc, a Delaware corporation with its registered office at [*] (“Talawar”).

Khanda and Talawar are also referred to herein individually as a “Party”, or collectively as the “Parties.”

RECITALS

WHEREAS, Khanda discovers and develops proprietary Antibodies (as defined below) against therapeutically relevant Targets (as defined below);

WHEREAS, Talawar desires to engage Khanda to perform, and Khanda is willing to perform, certain research activities to discover, generate, identify, and characterize one or more Multispecific Antibody (as defined below) candidates directed to certain mutually agreed therapeutic Targets of interest to Talawar; and

WHEREAS, Talawar will have an exclusive option to enter into separate license agreements with Khanda to develop, manufacture and commercialize the resulting Antibodies with respect to a given therapeutic Target or Targets, all on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINED TERMS

1.1.
“Achievement of Development Candidate” means, with respect to a Project Antibody, the first to occur of: (a) delivery by Khanda to Talawar of a Project Antibody that meets the Drug Candidate Target Profile; (b) [*]; and (c) [*].
1.2.
“Active Research Program” has the meaning set forth in Section 5.2(a).
1.3.
“Actual [*] Costs” has the meaning set forth in Section 5.2(c).
1.4.
“Affiliate” means any entity controlled by, controlling, or under common control with a Party hereto. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control”) means the direct or indirect ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent

(50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity. For the purposes of this Agreement, Talawar shall be deemed not to be an Affiliate of Khanda, and vice versa.
1.5.
“Agreement” has the meaning provided in the first paragraph of this Agreement.
1.6.
“Antibody” means (a) any antibody, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source or (b) any fragment, variant or construct thereof.
1.7.
“Antibody Production Activities” has the meaning provided in Section 2.1(b).
1.8.
“Applicable Law” means any national, supra-national, federal, state or local laws, rules, guidances and regulations, in each case, as applicable to the subject matter and the Party at issue.
1.9.
“Background IP” means all Patents and Know-How Controlled by a Party (a) as of the Effective Date, or (b) independently of this Agreement.
1.10.
“Bankruptcy Code” has the meaning set forth in Section 9.5.
1.11.
“Bankruptcy Event” has the meaning set forth in Section 9.5.
1.12.
“Budget” means the agreed budget for the activities set forth in the applicable Research Plan.
1.13.
“Business Day” means any day other than Saturday, Sunday, or other national holidays in the United States.
1.14.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.15.
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.16.
“Change of Control” means, with respect to any entity, any of the following: (a) the sale or disposition of all or substantially all of the assets of such entity or its direct or indirect controlling Affiliate to a Third Party; or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such entity or any of its Affiliates, of more than fifty percent (50%) of the then-outstanding shares of voting capital stock of such entity or its direct or indirect parent entity that holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding shares of voting capital stock of such entity (a “Parent Entity”), or (ii) the acquisition, merger or consolidation of such entity or its Parent Entity with or into another entity, other than, in the case of clause (i) or (ii), an acquisition or a merger or consolidation of such entity or its Parent Entity in which the holders of shares of voting capital stock of such entity or its Parent Entity, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, and in each case ((a) or (b)), whether through a single transaction or a series of related transactions, but excluding any and all bona fide financing transactions or internal reorganizations for tax purposes (including the change of place of incorporation or domicile of such entity).
1.17.
“CMC Activities” has the meaning provided in Section 5.2(a).
1.18.
“CMC Rate” has the meaning provided in Section 5.2(a).
1.19.
“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize an Antibody or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.20.
“Confidential Information” of a Party means any and all non-public scientific, business, regulatory, or technical information that is disclosed or made available by or on behalf of one Party (the “Disclosing Party”) to the other Party (a “Receiving Party”) in connection with this Agreement, whether in writing, orally, visually or otherwise.
1.21.
“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any technology or Intellectual Property Rights, possession by a Party of the ability (whether by ownership, license or otherwise) to grant a license or a sublicense of or under such technology or Intellectual Property Rights without violating the terms of any agreement or other arrangement with any Third Party or requiring a payment to any Third Party. Notwithstanding the foregoing, a Party and its Affiliates shall not be deemed to “Control” any technology or Intellectual Property Rights that: (a) prior to the consummation of a Change of Control of such Party, is owned or in-licensed, or (b) after the consummation of a Change of Control of such Party, becomes owned or in-licensed (to the extent such technology or Intellectual Property Rights are developed outside of the scope of the activities conducted hereunder and without use of or reference to any technology or Intellectual Property Rights Controlled by such Party or any Affiliate of such Party immediately before such Change of Control, or any Confidential Information of the other Party), in each case ((a) or (b)), by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control or an assignee of such Party after the Effective Date as the result of an assignment of this Agreement in connection with a Change of Control, unless prior to the consummation of such Change of Control or assignment, such Party or any of its Affiliates also Controlled such technology or Intellectual Property Rights.
1.22.
“Cost Advance” has the meaning set forth in Section 5.2(b).
1.23.
“Cover” or “Covering” means, with respect to a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, importation, or exportation of such product would infringe a Valid Claim of such Patent.
1.24.
“DC Selection Criteria” means those criteria agreed to by the Parties in the applicable Research Plan that establish that a Project Antibody is suitable for [*].

1.25.
“Deliverables” has the meaning set forth in Section 2.1(c)(i).
1.26.
“Derived Antibody” means any Antibody or Multispecific Antibody that is derived from or constitutes a modification of a Project Antibody.
1.27.
“Develop” or “Developing” means to discover, evaluate, test, research or otherwise develop an Antibody or product. When used as a noun, “Development” means any and all activities involved in Developing.
1.28.
“Development Costs” means (a) [*] of the verifiable costs and expenses incurred by Khanda in the furtherance of any Research Plan for any goods and services rendered by a Third Party (such amounts, the “Third Party Costs”), and (b) [*] of Khanda’s internal costs, expenses and overheads, to include the FTE costs of any Khanda Representatives, reasonably and properly allocated to the furtherance of any Research Plan (the “Development Fees”); in each case ((a) and (b)) to the extent consistent with the applicable Research Plan.
1.29.
“Directed To” means, with respect to an Antibody and a Target (or a combination of targets), that such Antibody (a) directly binds to such Target (or such combination of Targets, as applicable) and (b) modulates the activity of such Target (or the activities of such combination of Targets, as applicable), in each case ((a) and (b)), as its intended primary mechanism of action.
1.30.
“Dispute” has the meaning provided in Section 11.7.
1.31.
“Effective Date” has the meaning provided in the first paragraph of this Agreement.
1.32.
“Election Notice” has the meaning provided in Section 4.3.
1.33.
“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.
1.34.
“Field” means the prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas.
1.35.
“Final Deliverable” shall, on a Research Program-by-Research Program basis, have the meaning provided in the applicable Research Plan.
1.36.
“IND” means an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing with any Regulatory Authority in any other jurisdiction.
1.37.
“Indemnified Party” has the meaning provided in Section 10.3.
1.38.
“Indemnifying Party” has the meaning provided in Section 10.3.
1.39.
“Initial Period” has the meaning provided in Section 5.2(a).

1.40.
“Intellectual Property Rights” means any and all proprietary rights provided under (a) patent law, including any Patents; (b) copyright law; or (c) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in Know-How, or the expression or use thereof.
1.41.
“JDC” has the meaning provided in Section 3.1.
1.42.
“Khanda” has the meaning provided in the first paragraph of this Agreement.
1.43.
“Khanda Indemnitee” has the meaning provided in Section 10.1.
1.44.
“Khanda Platform Know-How” means (a) Know-How Controlled by Khanda or its Affiliates prior to or during the Term relating to Antibody discovery and development, and (b) all methods, materials and other Know-How used in the foregoing Controlled by Khanda or its Affiliates.
1.45.
“Khanda Platform Know-How Improvement” means all Know-How developed or discovered through or as a result of the activities performed by or on behalf of Khanda under a Research Program that constitutes an improvement, enhancement, modification, substitution, or alteration to the Khanda Platform Technology; provided, however, to the extent any of the Know-How developed or discovered under a Research Program specifically and solely relates to a Project Antibody, such Know-How will be considered Project Antibody Technology and not Khanda Platform Know-How Improvements.
1.46.
“Khanda Platform Patents” means all Patents that Khanda or its Affiliates Control prior to or during the Term that Cover Khanda Platform Know-How or Khanda Platform Know-How Improvements.
1.47.
“Khanda Platform Technology” means Khanda Platform Know-How, Khanda Platform Know-How Improvements, and Khanda Platform Patents.
1.48.
“Know-How” means all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes Patent claims.
1.49.
“License Agreement” has the meaning set forth in Section 4.5(b).
1.50.
“License Template” has the meaning set forth in Section 4.5(a).
1.51.
“Losses” has the meaning provided in Section 10.1.

1.52.
“MAA” means (a) a New Drug Application in the United States, as defined in the United States Federal Food, Drug and Cosmetics Act, and applicable regulations promulgated thereunder by the FDA, (b) a Biologics License Application in the United States, as defined in the United States Public Health Service Act, (c) a Marketing Authorization Application to the European Medicines Agency for approval by the European Commission or (d) any application filed with any Regulatory Authority in a country other than the United States or European Union that is equivalent to any of the foregoing.
1.53.
“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store an Antibody or product or any component thereof, as applicable. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing an Antibody or product, or any component thereof, as applicable.
1.54.
“Milestone” has the meaning provided in Section 5.3.
1.55.
“Milestone Payment” has the meaning provided in Section 5.3.
1.56.
“Multispecific Antibody” means any Antibody that is comprised of (a) two or more Target-binding domains, and (b) at least two such domains bind to different Targets or different epitopes on a Target.
1.57.
“Notice of Dispute” has the meaning provided in Section 11.7(a).
1.58.
“Option” has the meaning provided in Section 4.1.
1.59.
“Option Period” has the meaning provided in Section 4.3.
1.60.
“Party” or “Parties” has the meaning provided in the first paragraph of this Agreement.
1.61.
“Patents” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.
1.62.
“Phase I Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(a), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.
1.63.
“Phase II Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(b), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.

1.64.
“Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(c), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.
1.65.
“Pre-Effective Date Development Costs” has the meaning provided in Section 5.2(d).
1.66.
“Product” means any product that comprises any Project Antibody or any Derived Antibody thereof.
1.67.
“Project Antibody” means any and all Multispecific Antibodies that are Directed To two or more particular Selected Targets for a given Research Program and no other Target and that are discovered, generated, identified or characterized in the course of performing the applicable Research Program.
1.68.
“Project Antibody Invention” means (a) any invention or discovery, whether or not patentable, that was discovered or reduced to practice by or on behalf of either Party, solely or jointly with the other Party, under the Research Program that constitutes the composition of matter of, or any method of specifically making or using, any Project Antibody, and (b) all Intellectual Property Rights therein.
1.69.
“Project Antibody Patents” means all Patents that Cover (a) the composition of matter of, or any method of specifically making or using, any Project Antibody, that are in each case Controlled by Khanda or its Affiliates or (b) any other Project Antibody Invention.
1.70.
“Project Antibody Samples” has the meaning provided in Section 2.1(c)(i).
1.71.
“Project Antibody Technology” means (a) the Project Antibody Inventions, (b) the Project Antibody Patents, (c) the Sequence Information and Results, and (d) all Intellectual Property Rights therein that are Controlled by Khanda and its Affiliates. For clarity, if the Parties execute a License Agreement with respect to a particular Research Program and the Research Term for such Research Program continues following execution of such License Agreement, any Project Antibody Technology first conceived, reduced to practice or otherwise generated following the execution of the License Agreement shall be licensed to Talawar under such License Agreement.
1.72.
“Proposed Combination” has the meaning set forth in Section 2.1(a).
1.73.
“Qualifying Funding Event” means the closing of a financing transaction (or series of related transactions) resulting in Talawar having, in the aggregate, raised proceeds of at least of one hundred million US Dollars ($100,000,000) of which at least fifty million US dollars ($50,000,000) were paid by Persons other than equity investors (or parties related to such investors) in Talawar (or any of its Affiliates) as of the Effective Date.
1.74.
“Regulatory Approval” means all clearances, approvals (including approval of an MAA as well as any applicable pricing and/or reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell and market a pharmaceutical or biologic product in a country or territory.

1.75.
“Regulatory Authority” means any supranational, multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical development, manufacture, marketing or sale of a pharmaceutical or biologic product in a country or region, including the FDA in the United States and the European Medicines Agency in the European Union.
1.76.
“Representatives” of a Party means such Party’s and its Affiliates’ officers, directors, employees, contractors, subcontractors, agents and consultants.
1.77.
“Research Plan” has the meaning set forth in Section 2.1(b).
1.78.
“Research Program” means a research program agreed to by the Parties to identify specific Project Antibodies with activity against two or more Selected Targets and to perform such additional activities with respect to such Selected Targets as set forth in the applicable Research Plan.
1.79.
“Research Term” means, on a Research Program-by-Research Program basis, the period of time beginning on the agreement by the Parties on the Research Plan and continuing until completion of the activities under the Research Plan for such Research Program or such other date mutually agreed upon by the Parties; provided, that (a) if Talawar does not exercise its Option in accordance with Section 4.3 prior to expiration of the applicable Option Period, then upon such expiration of the applicable Option Period the Research Term shall automatically terminate and Khanda shall have no obligation to perform any activities under the applicable Research Plan thereafter, or (b) if Talawar exercises its Option during the Option Period in accordance with Section 4.3 but the Parties are unable to finalize and execute a License Agreement during the [*] period (or any agreed extension thereto) referenced in Section 4.5(b), then upon the expiration of such [*] period (or any agreed extension thereto) the Research Term shall automatically terminate and Khanda shall have no obligation to perform any activities under the applicable Research Plan thereafter.
1.80.
“Results” means the data, results, analysis, conclusions, outcomes, information, documentation, and reports that are generated by or on behalf of Khanda in performance of a Research Program, excluding Project Antibodies, Project Antibody Inventions, Project Antibody Patents, Khanda Platform Know-How Improvements and the Sequence Information.
1.81.
“Selected Target(s)” has the meaning set forth in Section 2.1(a).
1.82.
“Sequence Information” means electronic files containing all Project Antibody sequences generated under a given Research Program.
1.83.
“Talawar” has the meaning provided in the first paragraph of this Agreement.
1.84.
“Talawar Indemnitee” has the meaning provided in Section 10.2.
1.85.
“Target” means a protein molecule that (a) is chemically distinct from other molecules, and (b) wherein a binding entity derives recognized therapeutic value from binding to such molecule.

1.86.
“Term” has the meaning provided in Section 9.1.
1.87.
“Territory” means worldwide.
1.88.
“Third Party” means any person or entity other than Khanda or Talawar or an Affiliate of either of Khanda or Talawar.
1.89.
“Third Party Claim” has the meaning provided in Section 10.1.
1.90.
“Toxicology Study Initiation” means the initiation by or on behalf of Talawar or its Affiliate or a sublicensee of a toxicology study with respect to a Project Antibody or Product that employs applicable then-current good laboratory practice standards, the results of which are intended to be submitted as part of an IND.
1.91.
“Valid Claim” means, with respect to a particular Patent in a particular country, (a) a claim of an issued and unexpired patent (including the term of any patent term extension, supplemental protection certificate, renewal or other similar extension) in such country within such Patent that has not been abandoned or revoked, or held unpatentable, invalid or unenforceable in a final decision of a court or other governmental authority of competent jurisdiction from which no appeal may be taken, or has been taken before the expiry of the permitted time period, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a claim within a patent application in such country within such Patent that has not been pending more than [*] from the earliest priority date of such claim and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Article 2

CONDUCT OF RESEARCH PROGRAM

2.1.
Research Program.
(a)
Target Selection. The Parties intend to initiate one (1) or more Research Programs, each focused on two (2) or more particular Targets (the “Selected Targets”). As of the Effective Date, the Parties have agreed to the Selected Targets listed on Exhibit A. Additional Selected Targets for additional Research Programs may be mutually agreed in writing by the Parties, it being understood that each Party may accept or reject any new proposed Selected Targets in its sole discretion and neither Party shall be obligated under this Agreement to agree to any further Selected Targets. The Parties acknowledge that, prior to any agreement with respect to any Selected Targets and a Research Plan, it is intended that the Parties may consider and agree to initiate, from time-to-time, “proof-of-concept” studies to decide if a combination of Antibodies is viable (“Proposed Combination”) at no up-front Research Initiation Fee (as defined below) to Talawar; provided, that the costs of any such “proof-of-concept” studies may be recaptured by [*] within the specified Research Plan and associated fees, in each case, as agreed by the Parties. In the event any Proposed Combination does not become the subject of a Research Plan, [*] shall reimburse to [*] the Development Costs (calculated as if a relevant Research Plan was in place) attributable to such Proposed Combination. Upon generation, but subject to the terms of any

Research Plan, any data generated in any such “proof of concept” studies shall be Know-How of [*].
(b)
Research Plan. No later than [*] after the Effective Date (or in the case of any Selected Targets agreed after the Effective Date, no later than [*] after the Parties’ written agreement on such additional Selected Targets), the Parties will agree on a research plan, to the extent a research plan has not been previously agreed, for the applicable Selected Targets that will include [*] and other mutually agreed activities (“Research Plan”). For clarity, (i) if at the end of such [*] period (or any extension thereof mutually agreed in writing) the Parties have not agreed on a Research Plan, or (ii) Talawar has not paid Khanda the Research Initiation Fee by the due date in accordance with Section 5.1, the applicable Targets shall cease to be Selected Targets and Khanda shall have no obligations with respect thereto. Once the Parties agree on a Research Plan and Talawar becomes obliged to pay (subject only to the occurrence of the Qualifying Funding Event) or pays the Research Initiation Fee for a Research Program, Khanda shall conduct the activities as specified in the Research Plan for such Research Program during the applicable Research Term in an effort to: (1) produce Project Antibodies against the applicable Selected Targets for further Development, Manufacture and Commercialization (“Antibody Production Activities”), and (2) perform such other Development and Manufacturing activities with respect to the Project Antibodies as set forth in the Research Plan (which other activities, for clarity, may be performed, upon mutual written agreement of the Parties, following Talawar’s exercise of the Option or execution of a License Agreement). The Parties may amend the Research Plan upon mutual written agreement. Khanda will use commercially reasonable efforts to conduct and complete the activities set forth in each such Research Plan on the timelines set forth in such Research Plan and in compliance with the Budget.
(c)
Deliverables; Project Antibody Samples.
(i)
Following completion of the Antibody Production Activities set forth in the Research Plan for a Research Program, Khanda will deliver to Talawar a data package that includes Sequence Information for the then-existing Project Antibodies and Results (the “Deliverables”) and any specified Final Deliverable for such Research Program. Such delivery will trigger the commencement of the [*] period following which the Option Period for such Research Program shall expire. Additionally, upon request by Talawar, and at [*] cost and expense, Khanda shall provide to Talawar samples of proteins corresponding to such Project Antibodies that have been expressed in accordance with the Research Plan (“Project Antibody Samples”) to enable Talawar to evaluate the Option.
(ii)
Talawar will review the Deliverables and Project Antibody Samples for such Research Program to determine whether or not to exercise the Option.
(iii)
Notwithstanding anything to the contrary in this Agreement, Khanda will not be required to disclose any of the Khanda Platform Technology to Talawar other than as required to be included in the Deliverables.

(d)
Conduct of Research Program. During the Research Term, Khanda shall: (i) perform the activities assigned to it under the applicable Research Plan in a professional, diligent and good scientific manner, in compliance with all Applicable Law, and in compliance with the applicable Research Plans; (ii) ensure that its Representatives and subcontractors diligently perform the applicable Research Program in a manner in accordance with generally accepted industry practices by appropriately trained personnel who are experienced in the relevant fields and in compliance with Applicable Law; (iii) keep Talawar fully and regularly (as specified in the Research Plan) informed regarding the progress and results of the Research Program; (iv) promptly provide Talawar with any additional information regarding the Research Program that Talawar reasonably requests; (v) participate in teleconference(s) at a time(s) agreed upon by the Parties to provide an update to Talawar on the performance of the Research Program; and (vi) give Talawar [*] (or such shorter period as is the longest possible in the circumstances) notice with respect to [*].
2.2.
Subcontractors. Khanda may perform the activities under a Research Program through one or more subcontractors; provided, that Khanda shall at all times be primarily obligated and fully responsible for the compliance of such subcontractors with this Agreement and for the performance of their obligations under this Agreement.
2.3.
Research Books and Records; Audit. Khanda shall maintain complete and accurate records related to the activities performed by Khanda under a Research Program. All such books and records shall be retained by Khanda until the later of: (a) [*] after the end of the applicable stage of research; and (b) such longer period as may be required by Applicable Law. Upon Talawar’s request and at Talawar’s expense, Khanda shall provide copies of such records or such records shall be made available for Talawar’s reasonable review, audit and inspection upon reasonable notice and with reasonable frequency, but in any event no more frequently than [*].

Article 3

GOVERNANCE

3.1.
Joint Development Committee. The Parties will establish a single joint development committee (the “JDC”) to oversee and coordinate the activities under all Research Programs in accordance with the remainder of this Article 3. The JDC shall be comprised of [*] Representatives from Talawar and [*] Representatives from Khanda, with each Party designating [*] such Representative as its JDC co-chairperson. Subject to the foregoing, each Party shall appoint its respective Representatives to the JDC from time to time, and may change its Representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate authority and technical credentials, experience and knowledge pertaining to and ongoing familiarity with the activities to be performed under the Research Programs.
3.2.
JDC Meetings. The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than [*] until, on a Research Program-by-Research Program basis, the end of the period specified in Section 3.5. The JDC may meet by means of teleconference, videoconference or other similar means, as jointly determined by the Parties. As appropriate, additional employees or consultants may from time to time attend the JDC meetings as nonvoting observers; provided, that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided, further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JDC meetings by its Representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party. Khanda shall be responsible for keeping minutes of each JDC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. Khanda shall send meeting minutes to all members of the JDC within [*] after a meeting for review. Each member shall have [*] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the drafting Party that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.
3.3.
JDC Functions. The JDC’s responsibilities are as follows:
(a)
Developing, reviewing, overseeing and coordinating the activities under each Research Plan;
(b)
Periodically reviewing the progress of activities under each Research Plan;
(c)
Updating or modifying each Research Plan; provided, that such update or modification does not obligate any Party to perform any task or expend any resources outside of or beyond its obligations under the applicable Budget;
(d)
Reviewing performance against the Budget and timeline for each Research Program periodically (at least every [*]), and periodically meeting to review and (subject to mutual approval of the Parties), approving any Budget deviation where such deviation is greater than [*];
(e)
Reviewing the reconciliation of Actual [*] Costs against the Cost Advance at the end of each Calendar Year for each Research Program; and
(f)
Determining whether the DC Selection Criteria for a Research Program are not achievable for any reason and therefore such Research Program no longer warrants further research.
3.4.
JDC Decision Making and Disputes. The JDC will endeavor to make decisions by consensus, with each of Talawar and Khanda having one vote. If consensus is not reached by the Parties’ Representatives pursuant to such vote, then such dispute shall be first referred to the then Chief Executive Officer or Chief Operating Officer of Khanda and the then Chief Executive Officer or Chief Operating Officer of Talawar for their resolution. If any such dispute remains unresolved [*] after such dispute was first referred to the Chief Executive Officers or Chief Operating Officers, then: (a) disputes relating to [*] will be resolved in accordance with Section 11.7; and (b) [*] shall have final decision-making authority with respect to all other disputes; provided that [*] shall not exercise its final decision-making authority to [*]. For clarity, and notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JDC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JDC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JDC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JDC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JDC.
3.5.
Disbandment. The JDC shall remain in effect from the date on which it is established in accordance with Section 3.1 until, on a Research Program-by-Research Program basis, the expiration of the applicable Research Term.

Article 4

OPTION; LICENSE

4.1.
Grant of Option. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, Khanda hereby grants to Talawar, the exclusive right to exercise an option (“Option”) during its Option Period, by delivery of the Election Notice in accordance with Section 4.3, to be granted an exclusive license under the Project Antibody Technology for the applicable Research Program to Develop, Manufacture and Commercialize Project Antibodies, Derived Antibodies and Products in the Field in the Territory.
4.2.
Limited License Grant During Option Period. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, and effective only during the Term for the applicable Research Program, Khanda hereby grants to Talawar a limited, non-exclusive, royalty-free license, without the right to sublicense, under the Project Antibody Technology arising from such Research Program solely for the purpose of allowing Talawar to determine whether to exercise the Option with respect to such Research Program.
4.3.
Option Exercise. On a Research Program-by-Research Program basis, Talawar may, in its sole discretion, exercise the Option by delivering written notice of such exercise to Khanda (“Election Notice”) at any time during the period beginning on the initiation of activities under such Research Program and ending [*] after the earlier of expiration of the Research Term for such Research Program or Talawar’s receipt of the Deliverables and any Final Deliverable for such Research Program, or such longer period as mutually agreed in writing by the Parties (“Option Period”).
4.4.
Effect of Option Lapse. On a Research Program-by-Research Program basis, if Talawar fails to exercise its Option in accordance with Section 4.3 prior to expiration of the applicable Option Period, then, upon such expiration, such Option shall lapse and be of no further force or effect. Upon such Option lapsing, any and all rights with respect to the relevant Research Program shall, to the extent not already Controlled by Khanda, revert in their entirety to Khanda.
4.5.
License Template; Execution After Option Exercise.
(a)
Attached hereto as Exhibit B is the form of agreement template (“License Template”) to be used in connection with Talawar’s exercise of its Option.

(b)
Immediately upon Talawar’s exercise of its Option with respect to a Research Program as set forth in Section 4.3, the Parties shall commence commercially reasonable efforts to finalize and execute a definitive written agreement consistent with the License Template (the “License Agreement”) with respect to such Research Program within [*], subject to any extension as mutually agreed in writing by the Parties. Should the Parties fail to execute a License Agreement within such stated time period, the Agreement shall terminate with respect to that Research Program, in accordance with Section 9.1.

Article 5

PAYMENTS

5.1.
Research Initiation Fee. Talawar shall pay to Khanda, on a Research Program-by-Research Program basis, a one-time nonrefundable, non-creditable fee of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Research Initiation Fee”). Talawar’s obligation to pay the Research Initiation Fee shall arise on agreement of the finalized Research Plan for such Research Program, and shall be payable on the later of (a) [*] following such agreement on the finalized Research Plan; and (b) [*] following the Qualifying Funding Event. For clarity, the Research Initiation Fee is nonrefundable, non-creditable, and separate from any Development Costs (including the Pre-Effective Date Development Costs) or Cost Advance paid or owing with respect to a particular Research Program.
5.2.
Development Costs.
(a)
The [*] rate for the Development Fees (the “[*] Rate”) shall be estimated, determined and charged on a Research Program-by-Research Program and [*] basis based on, with respect to any particular [*], the total number of Research Programs being conducted under this Agreement (each such Research Program, an “Active Research Program”). Khanda shall reasonably determine and notify Talawar of the [*] Rate prior to finalization of the first agreed Research Plan under this Agreement which [*] Rate (or CMC Rate, as defined below, if applicable) shall apply to all Active Research Programs for the period of [*] commencing on the date of commencement of that first agreed Research Plan (the “Initial Period”). If a Research Plan requires Khanda to perform certain chemistry, manufacturing, and control activities (“CMC Activities”) in furtherance of the Research Program, then the [*] Rate for such Research Program that would otherwise apply shall be adjusted to take account of such CMC Activities, as reasonably determined by Khanda and notified to Talawar (“CMC Rate”). Khanda shall have the right to adjust the [*] Rate and the CMC Rate at the end of the Initial Period and on [*] basis thereafter to account for [*] by providing written notice thereof to Talawar at least [*] prior to each [*] of the Initial Period.
(b)
Prior to commencement of a Research Program, and on a [*] basis thereafter, Talawar will advance to Khanda any Development Costs contemplated in the Budget reasonably expected to be incurred by Khanda in the performance of the Research Program during the immediately succeeding [*] in accordance with the Research Plan and Budget (less any pre-payments for Third Party Costs from earlier Cost Advances that Khanda reasonably anticipates will be carried over to such immediately succeeding [*]) (the “Cost Advance”). On a [*] basis, Khanda will deliver an invoice to Talawar for the Cost Advance, and Talawar will pay the Cost Advance within [*] after receipt of Khanda’s invoice.

(c)
Within [*] after the end of each [*], Khanda will calculate and provide to Talawar a written reconciliation of its actually-incurred Development Costs, broken down by Third Party Costs and Development Fees (incurred in a manner consistent with the Budget) for the prior [*] (“Actual [*] Costs”) against the Cost Advance for such Third Party Costs and against the payments of the [*] Rate against the Development Fees for the prior [*], including reasonable documentation of such Third Party Costs. The form of such reconciliation shall be subject to JDC review and approval. If the amounts paid for anticipated Third Party Costs in the Cost Advance or for Development Fees in connection with payment of the [*] Rate exceeds the Actual [*] Costs, then Khanda will credit such excess payment against Development Costs contemplated in the Budget and reasonably expected to be incurred by Khanda in the performance of the Research Program during the current [*] and Talawar will deduct such amount from its next Calendar [*] Cost Advance or next [*] Rate; provided that, if no further amounts are owed to Khanda hereunder, Khanda shall refund such amount. If the Cost Advance or total payments of the [*] Rate for such [*] is less than the Actual [*] Costs, then Khanda will invoice Talawar for the difference and Talawar shall pay such amount together with its next Calendar [*] Cost Advance or with its next [*] Rate payment.
(d)
Notwithstanding anything to the contrary in Sections 5.2(a), 5.2(b) and 5.2(c), the Parties acknowledge that Khanda may have incurred Development Costs prior to the Effective Date, as a result of work performed by Khanda at risk on the Research Program for the Selected Targets listed on Exhibit A as of the Effective Date (the “Pre-Effective Date Development Costs”). Talawar shall reimburse Khanda for the Pre-Effective Date Development Costs within [*] after Talawar’s receipt of a written invoice that details the Pre-Effective Date Development Costs.
5.3.
Milestones. On a Research Program-by-Research Program basis, Talawar shall make the following one-time, non-refundable and non-creditable milestone payments to Khanda (or to such other designee(s), as designated by Khanda) as set forth below (each payment, a “Milestone Payment”), based on the achievement of the corresponding milestone set forth below (each, a “Milestone”) by Talawar, its Affiliates, or its sublicensees with respect to the first Product to achieve such Milestone. Talawar shall, within [*] after it or its Affiliates achieve a Milestone, or within [*] after it learns that its or its Affiliate’s sublicensee has achieved a Milestone, notify Khanda of the achievement of such Milestone and the relevant Milestone Payment payable. Following receipt of such notice, Khanda shall invoice Talawar for such Milestone Payment, which invoice shall specify the bank account information into which such Milestone Payment should be paid. Talawar shall make such Milestone Payment to Khanda or Khanda’s designee within [*] after receipt of Khanda’s invoice. Each Milestone Payment shall be paid no more than once, and Talawar’s total Milestone Payments hereunder (together with any such Milestone Payments achieved and payable pursuant to a subsequently executed License Agreement for such Research Program) shall not exceed Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000) for each Research Program. For avoidance of doubt, upon achievement of any Milestone, all prior unachieved Milestones shall be deemed thereby achieved and, if the Milestone Payment for any such prior Milestone has not previously been paid, it shall thereupon also be paid at the same time that the Milestone Payment for such subsequent achieved Milestone is paid. The Parties acknowledge and agree that once a License Agreement for a Research Program has been executed and is effective, any Milestone set forth in this Agreement that (a) has not yet been achieved, and (b) is duplicated in such License Agreement, together with the corresponding

Milestone Payment, shall no longer be achievable and payable under the terms of this Agreement and shall only be achievable and payable under the terms of the License Agreement. Additionally, for the avoidance of doubt, if a Milestone is achieved and paid by Talawar pursuant to this Agreement for a certain Research Program, then there shall be no Milestone Payment due for the achievement of such Milestone under a subsequently executed License Agreement for such Research Program, notwithstanding the inclusion of the same Milestone in Exhibit B hereto and/or in such License Agreement.

Regulatory/Development Milestones	Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

5.4.
Financial Records. Khanda shall keep complete and accurate books of account and records in sufficient detail to enable the Development Costs and Milestones payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Khanda, for at least [*] following the end of the Calendar Year to which such books and records relate.
5.5.
Manner and Method of Payment. All cash payment amounts hereunder are expressed in U.S. dollars (USD) unless otherwise specified. Each payment shall be made by electronic funds transfer in immediately available funds to a bank and account designated in writing by Khanda, unless otherwise specified in writing by Khanda.
5.6.
Tax. Each Party shall be responsible for paying its own respective taxes in connection with any activities that it performs and any payments that it receives under this Agreement. The Parties will commit to use commercially reasonable efforts to provide each other with any tax forms that may be reasonably necessary in order for any Party to not pay or withhold tax or to pay or withhold tax at a reduced rate under an applicable income tax treaty or otherwise. For U.S. federal and applicable state and local tax purposes, the Parties agree that no portion of the consideration payable by Talawar to Khanda hereunder shall be allocated to the Option. The Parties shall file all tax returns and take all tax positions consistent with the foregoing unless otherwise required by a tax authority following the good faith defense of such position upon audit.
5.7.
Late Payments. In the event that any cash payment due for any undisputed amount under this Agreement is not made when due, then the cash payment shall accrue interest from the date due at a per annum rate equal to [*] above the then-current per annum prime rate reported by the Wall Street Journal (U.S., Western Edition) or, if lower, the maximum legal annual interest rate.

Article 6

INTELLECTUAL PROPERTY RIGHTS

6.1.
Ownership.
(a)
Background IP. As between the Parties, each Party will retain all right, title and interest in and to all of its Background IP.
(b)
Arising IP. As between the Parties, Khanda or its Affiliates shall own all right, title and interest in and to all Project Antibody Technology and Khanda Platform Know-How Improvements, irrespective of inventorship. Talawar agrees to assign and hereby assigns to Khanda all of Talawar’s right, title and interest in and to the Project Antibody Technology and Khanda Platform Know-How Improvements, including any and all Intellectual Property Rights therein. Talawar shall promptly notify Khanda of any Project Antibody Technology and Khanda Platform Know-How Improvements generated, conceived of or created by Talawar, and shall execute and deliver, and shall cause its Affiliates to execute and deliver, such additional documents, instruments, conveyances and assurances and take any such further actions as may be reasonably required to ensure that all right, title and interest in the Project Antibody Technology and Khanda Platform Know-How Improvements is effectively assigned to and held by Khanda. Talawar and its Affiliates shall cause all of its and their employees who, in each case, generated, conceived of or created any Project Antibody Technology and Khanda Platform Know-How Improvements to assign without additional consideration all ownership rights in such Project Antibody Technology and Khanda Platform Know-How Improvements to Khanda. If Talawar generates, conceives or creates any invention, Know-How or data under this Agreement other than Project Antibody Technology or Khanda Platform Know-How Improvements (“Talawar Arising IP”), Talawar shall promptly notify Khanda of such Talawar Arising IP in writing. Subject to any rights granted by Khanda to Talawar under the License Agreement, Talawar hereby grants to Khanda a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable, transferable, sublicensable (through multiple tiers) license under the Talawar Arising IP for all purposes.
6.2.
Patent Prosecution, Maintenance and Enforcement - Project Antibody Patents.
(a)
Prior to execution of the License Agreement, Khanda shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain or enforce any Project Antibody Patents at Khanda’s sole expense, and Talawar shall reasonably cooperate and assist Khanda in such preparation, filing, prosecution, maintenance and enforcement, at Khanda’s request. Following execution of the License Agreement, (i) with respect to Project Antibody Patents that have been filed prior to the execution of the License Agreement, the Parties’ respective rights relating to the preparation, filing, prosecution, maintenance and enforcement of such Project Antibody Patents shall be as set forth therein and Talawar shall reimburse Khanda for any costs and expenses actually incurred by Khanda in the prosecution and maintenance of any such Project Antibody Patents, and (ii) with respect to Project Antibody Patents that have not been filed prior to the execution of the License Agreement, (1) Khanda, at its sole expense, shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain and enforce such Project Antibody Patents until the date on which the Final Deliverable for such Research Program is delivered to

Talawar, and during such period Khanda shall provide Talawar with drafts of all proposed filings to any patent office with respect to such Project Antibody Patents in reasonably adequate time before submission of such filings for Talawar’s review and comment, and (2) following the date on which the Final Deliverable for such Research Program is delivered to Talawar, the Parties’ respective rights relating to the preparation, filing, prosecution, maintenance and enforcement of such Project Antibody Patents shall be as set forth in the License Agreement and Talawar shall reimburse Khanda for any costs and expenses actually incurred by Khanda in the prosecution and maintenance of any such Project Antibody Patents.
(b)
Talawar covenants and agrees that it will not file or prosecute any Patents Covering any Project Antibody or Derived Antibody (including without limitation any Project Antibody Inventions) during the Term of this Agreement except as permitted under a License Agreement executed by both Parties with respect to a given Research Program.
6.3.
Defense of Claims Brought by Third Parties. If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of any Project Antibody, Derived Antibody, or Product infringes or in the future will infringe the Intellectual Property Rights of any Third Party, such Party will promptly, and in any event, not later than [*] of its awareness, notify the other Party. In any such instance, the Parties will within [*] thereafter meet (which may be through the JDC) to discuss in good faith, with or without legal counsel, regarding the best response to such notice. Certain additional rights and obligations of the Parties with respect to any such claim will be set forth in the applicable License Agreement (to the extent applicable).
6.4.
No Implied Licenses. Except as expressly set forth herein, no right or license under any Patents, Know-How or Intellectual Property Right of any Party is granted or shall be granted by implication hereunder. All such rights or licenses are or shall be granted only as expressly provided in this Agreement or the applicable License Agreement.

Article 7

PROTECTION OF CONFIDENTIAL INFORMATION

7.1.
Confidentiality. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information of the Disclosing Party to those of the Receiving Party’s Representatives who have a need for such information; provided, that the Receiving Party shall advise such Representatives of the confidential nature thereof, shall ensure that each such Representative is bound in writing by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement, and shall be responsible for the compliance of its Representatives with the terms of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party. The Receiving Party shall immediately notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

7.2.
Exceptions. The Receiving Party’s obligations under Section 7.1 shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the aid, use or application of any Confidential Information of the Disclosing Party.
7.3.
Authorized Disclosure. Notwithstanding the provisions of this Article 7, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is:
(a)
required by a valid order of a court or other governmental body of competent jurisdiction or as otherwise required by Applicable Law, rule, regulation (including securities laws and regulations), government requirement, or as may be required in connection with any filings made with, or by the disclosure policies of, a stock exchange; provided, that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law, rule or regulation required, or to obtain other confidential treatment of such Confidential Information;
(b)
to its Affiliates and to its and their employees, officers, directors, agents, consultants and contractors who have a need to know such information for the purposes of this Agreement, provided that such persons are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein;
(c)
reasonably necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, in each case, in accordance with this Agreement; or
(d)
with respect to Talawar as the Receiving Party, the disclosure of the Results, Deliverables and Final Deliverables, to actual or potential investors, lenders, and strategic partners in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents; provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 7 (provided, that the confidentiality term applicable to such Third Party may be shorter so long as it is commercially reasonable).

7.4 Use of Names. No Party shall use any other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of such other Party or Parties.

7.5 Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of both Parties, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the applicable other Party, except as expressly permitted by Section 7.3, and except that a Party may disclose this Agreement and its terms to actual or potential investors, lenders, and strategic partners in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents; provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 7 (provided, that the confidentiality term applicable to such Third Party may be shorter so long as it is commercially reasonable).

7.6 Publicity. Except to the extent required by Applicable Law or the rules of any stock exchange or listing agency, no Party shall issue a press release announcing that it has entered into an Antibody discovery partnership, without the other Party’s prior written consent, which shall not be unreasonably withheld.

Article 8

REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER

8.1.
Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:
(a)
it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation;
(b)
it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(c)
the execution, delivery and performance of this Agreement have been duly authorised by all necessary action on the part of such Party;
(d)
this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity; and
(e)
the execution, delivery and performance of this Agreement by such Party does not and will not (i) violate any Applicable Law, (ii) conflict with or result in a breach of the terms, conditions or provisions of its organisational documents, or (iii) conflict with, result in a breach of, or constitute a default under any agreement or instrument to which it is a party or by which it is bound.

8.2.
Khanda Representations, Warranties and Covenants. Khanda hereby represents, warrants and covenants to Talawar that:
(a)
it has the right to the Khanda Platform Technology and the right, power and authority to use the Khanda Platform Technology in performance of the Research Plans and the performance of its obligations under this Agreement, in each case in accordance with the terms hereof; and
(b)
none of Khanda, its Representatives, or any other person used by Khanda in the performance of the Agreement has been or is (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (ii) listed by any government or regulatory agencies as ineligible to participate in any Federal healthcare programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Khanda agrees to inform Talawar promptly if Khanda or any person who is performing activities on its behalf under the Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened.
8.3.
Mutual Covenants. Each Party hereby covenants to the other Party that, during the Term:
(a)
it shall, and shall ensure that its Affiliates and its and its Affiliates’ Representatives comply with Applicable Laws in all material respects in the performance of its obligations and the exercise of its rights under this Agreement;
(b)
it shall, and shall direct each of its Affiliates and subcontractor conducting activities under this Agreement to, conduct all such activities in compliance with Applicable Laws, including all applicable Anti-Corruption Laws and U.S. sanctions; and
(c)
it shall not use any employees or contractors in the performance of its activities under this Agreement who are, or have been, debarred or disqualified by any Regulatory Authority or are the subject of debarment proceedings by a Regulatory Authority.
8.4.
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, DURABILITY, MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

Article 9

TERM AND TERMINATION

9.1.
Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, subject to earlier termination in accordance with this Article 9, shall continue on a Research Program-by-Research Program basis until the later of: (a) the expiration of the Option Period if Talawar does not exercise the Option in accordance with Section 4.3; (b) if Talawar exercises its Option during the Option Period in accordance with Section 4.3 but the Parties are unable to finalize and execute a License Agreement during the [*] period (or any agreed extension thereto) referenced in Section 4.5(b), the expiration of such [*] period (or any agreed extension thereto); (c) the expiration of the applicable Research Term; or (d) execution of a License Agreement for such Research Program.
9.2.
Termination of Agreement for Material Breach. Each Party shall have the right to terminate this Agreement or a Research Program upon [*] prior written notice to the other Party upon or after the material breach of any provision of this Agreement by the other Party if the breaching Party has not cured such breach by the end of such [*] period.
9.3.
Termination for Convenience. Talawar shall have the right to terminate this Agreement or any Research Program for any reason or no reason upon thirty (30) days’ prior written notice to Khanda; provided, that Talawar will pay Khanda any unpaid fees due for Development Costs accrued prior to such effective termination date, as well as any non-cancellable obligations reasonably incurred by Khanda in connection with its activities under any terminated Research Program, as evidenced by Khanda’s records, together with such Development Costs reasonably necessary to effect practical termination of the Research Plan and running beyond the thirty (30) days’ notice period.
9.4.
Termination for Delay. Khanda shall have the right to terminate this Agreement or a Research Program immediately upon written notice to Talawar if, as a result of any action or failure to act by Talawar or its Affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a period of [*] consecutive months or more.
9.5.
Termination for a Bankruptcy Event. Each Party will have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to any other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings, such proceedings have not been dismissed or discharged within [*] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) the appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

9.6.
Disposal of Confidential Information. In the event this Agreement expires or this Agreement or any Research Program is terminated and the Parties have not entered into a License Agreement with respect to an expired or terminated Research Program, each Party shall return to the other Party all Confidential Information of the other Party (including all copies thereof) in the first Party’s possession related to any expired or terminated Research Program; provided, however, that each Party may retain one copy of the other Party’s Confidential Information in the first Party’s secure archives for the sole purpose of monitoring compliance with its obligations hereunder or Applicable Law.
9.7.
Accrued Rights; Survival. The expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude a Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement, the following provisions of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions: Article 5 (with respect to payments accruing prior to expiration or termination), Article 7, Article 10 and Article 11, as well as Sections 2.3, 6.1, 6.2(a), 6.4, Section 8.3, 9.3, 9.6 and 9.7.

Article 10

INDEMNIFICATION; LIMITATION OF LIABILITY

10.1.
By Talawar. Talawar hereby agrees to defend, indemnify, and hold harmless Khanda, its Affiliates, and its or their Representatives (each, a “Khanda Indemnitee”) from and against any and all losses, damages, liabilities, expenses, and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Khanda Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (“Third Party Claim”) to the extent such Losses result from: (a) the negligence or willful misconduct of any Talawar Indemnitee in the performance of this Agreement; or (b) the material breach by any Talawar Indemnitee of this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Khanda Indemnitee or the material breach by Khanda of this Agreement, or where such Losses are subject to indemnification pursuant to Section 10.2 below.
10.2.
By Khanda. Khanda hereby agrees to defend, indemnify, and hold harmless Talawar, its Affiliates and their Representatives (each, a “Talawar Indemnitee”) from and against any and all Losses to which any Talawar Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses result from: (a) the negligence or willful misconduct of any Khanda Indemnitee in the performance of this Agreement; or (b) the material breach by any Khanda Indemnitee of this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Talawar Indemnitee, the material breach by Talawar of this Agreement, or where such Losses are subject to indemnification pursuant to Section 10.1 above.

10.3.
Indemnification Procedure. In connection with any Third Party Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party will: (a) give the Indemnifying Party [*] notice of the Third Party Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party may not settle the Third Party Claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the Indemnified Party’s rights or obligations. Further, the Indemnified Party will have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.
10.4.
Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 7 OR FOR INDEMNIFICATION CLAIMS UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

Article 11

MISCELLANEOUS

11.1.
Independent Contractor Relationship. Khanda’s relationship with Talawar is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Neither Party is an agent of the other Party or authorized to make any representation, contract or commitment on behalf of the other Party.
11.2.
Force Majeure. Neither Party will be charged with any liability for delay or failure in performance of an obligation under this Agreement (other than any obligation to pay monies when due) to the extent such delay or failure is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, epidemic, pandemic, fire, explosion, and compliance in good faith with any Applicable Law. The Party affected will give prompt notice to the other Party of the nature of the cause of any material delay or failure to perform, its anticipated duration and any action being taken to avoid or minimize the effect. The Party affected will use its diligent efforts to avoid or remove such causes of delay or failure to perform and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. The Party affected will give [*] notice to the other Party of such resumed performance. If any such failure or delay in a Party’s performance hereunder continues for more than [*], the other Party may terminate this Agreement upon written notice to the affected Party.

11.3.
Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto, constitutes the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, relating to its subject matter. This Agreement (including its Exhibits) may not be changed, modified, amended, or supplemented except by a written instrument signed by both Parties.
11.4.
Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
11.5.
Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
11.6.
Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) Khanda may assign this Agreement without Talawar’s prior written consent in connection with any internal restructuring of Khanda; (b) Khanda may assign, without Talawar’s prior written consent, its rights to receive some or all of the payments payable hereunder to an Affiliate or a Third Party funding source; and (c) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent to (i) its Affiliate or (ii) its successor to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The assigning Party shall provide the other Party with prompt written notice of any such assignment set forth in clauses (a), (b) and (c) above. Except for an assignment pursuant to clause (b) above, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
11.7.
Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the Term relating to a Party’s rights or obligations hereunder or otherwise relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any disputes which fall within the scope of Section 3.4, or relating to Article 7 (Confidentiality) hereof or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights (hereinafter, a

“Dispute”). In the event of the occurrence of any Dispute, the Parties will follow the following procedures in an attempt to resolve the dispute or disagreement:
(a)
The Party claiming that such a Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the Dispute.
(b)
The Dispute will be referred to the then Chief Executive Officer or Chief Operating Officer of Khanda and the then Chief Executive Officer or Chief Operating Officer of Talawar who will meet no later than [*] following the initial receipt of the Notice of Dispute and use reasonable endeavors to resolve the Dispute.
(c)
If, within [*] of initial receipt of the Notice of Dispute, the Dispute has not been resolved, or if, for any reason, the meeting described in Section 11.7(b) hereof has not been held within [*] of initial receipt of the Notice of Dispute, then the Parties agree that such Dispute will be finally resolved through binding arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, as specifically modified by the provisions of this Section 11.7(c). The arbitration will be conducted by a panel of three arbitrators. Within [*] after the initiation of the arbitration, each Party will nominate one person to act as arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within [*] of their appointment, who will serve as chairman of the panel. All three arbitrators must be independent Third Parties having at least [*] of dispute resolution experience (which may include judicial experience) or legal or business experience in the biotech or pharmaceutical industry. If any Party fails to nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on a person to be named as chairman within such [*] period, JAMS will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator. The place of arbitration will be in New York, New York or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. The existence, content and results of any arbitration proceedings pursuant to this Section 11.7 will be deemed the Confidential Information of all Parties.
(d)
Notwithstanding any provision of this Agreement to the contrary, a Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement.
(e)
The Parties agree that any disputes relating to Article 7 hereof or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights shall be subject to the exclusive jurisdiction of the state and federal courts in New York, New York and each Party hereby submits to such jurisdiction.

11.8.
Governing Law. This Agreement shall be governed by and construed in accordance with New York law without reference to conflicts of laws principles.
11.9.
Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by internationally recognized express courier, by email, or by facsimile, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; or (c) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email. Together with any notice provided by a Party to any other Party in accordance with this Section 11.9, the Party shall send a copy of such notice by email to such other Party.

If to Khanda:	Khanda Therapeutics L.P.
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If to Talawar:	Talawar Tx Inc
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11.10.
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity shall be construed to include such person’s or entity’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “or”. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language. To the extent there is any inconsistency or conflict between the terms and conditions of this Agreement and any Research Plan, the terms and conditions of this Agreement will prevail.
11.11.
No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
11.12.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
11.13.
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation, and completion of this Agreement.
11.14.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
11.15.
Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
11.16.
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Remainder of page left intentionally blank; signature page follows.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have executed this Antibody Discovery and Option Agreement on the Effective Date.

KHANDA THERAPEUTICS L.P.		TALAWAR TX INC

By:/s/	Someit Sidhu	By:/s/	Marc Schegerin

Name:	Someit Sidhu	Name:	Marc Schegerin

Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to Antibody Discovery and Option Agreement]

CONFIDENTIAL

EXHIBIT A

Selected Targets

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EXHIBIT B

License Template

[Attached.]

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